Exhibit 99

FOR IMMEDIATE RELEASE

BankFinancial Corporation Announces Annual Meeting of Shareholders

Burr Ridge, Illinois—(March 26, 2009) BankFinancial Corporation (Nasdaq – BFIN) announced today that its 2009 Annual Meeting of Shareholders will be held on June 30, 2009 at 11:00 AM, Chicago, Illinois time. The location of the meeting will be the Holiday Inn Chicago-Willowbrook-Hinsdale, 7800 South Kingery Highway (Route 83), Willowbrook, IL 60527.

BankFinancial Corporation is the holding company for BankFinancial, F.S.B., a full-service, community-oriented bank providing financial services to individuals, families and businesses through 18 full-service banking offices, located in Cook, DuPage, Lake and Will Counties, Illinois. BankFinancial Corporation became a publicly-traded company on June 24, 2005, and its common stock trades on the Nasdaq Global Select Market under the symbol BFIN. Additional information may be found at the company’s website, www.bankfinancial.com.

This release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. A variety of factors could cause BankFinancial’s actual results to differ from those expected at the time of this release. For a discussion of some of the factors that may cause actual results to differ from expectations, please refer to BankFinancial’s most recent Quarterly Report on Form 10-Q and Annual Report on Form 10-K as filed with the SEC. Investors are urged to review all information contained in these reports, including the risk factors discussed therein. Copies of these filings are available at no cost on the SEC’s website at http://www.sec.gov or on BankFinancial’s website at www.bankfinancial.com. Forward looking statements speak only as of the date they are made, and we do not undertake to update them to reflect changes.

For Further Information Contact:
Shareholder, Analyst and Investor Inquiries:	Media Inquiries:
Elizabeth A. Doolan,	Gregg T. Adams,
Senior Vice President – Controller	Executive Vice President – Marketing & Sales
BankFinancial Corporation	BankFinancial, F.S.B.
Telephone: 630-242-7151	Telephone: 630-242-7234